Exhibit 10.6

Notice of Grant of Restricted Stock Units, Incentive Stock Options and Nonqualified Stock Options
[Name]
Subject to the terms and conditions of the 2017 Equity Incentive Plan (the “Plan”), the Award Agreements, and Summary of Performance Objectives accompanying this Notice, you have been granted awards of Restricted Stock Units, Incentive Stock Options, and Nonqualified Stock Options (“Awards”) as follows:

Grant Date:	January 10, 2018
Number of Shares:
Your Awards consist of the following:
          Restricted Stock Units (each a “Unit”)[1]
          Restricted Stock Units (ROIC) (each a “Unit”)[2]
          Restricted Stock Units (EPS) (each a “Unit”)[3]
          Incentive Stock Options (ISO) (each an “Option”)
          Nonqualified Stock Options (NQSO) (each an “Option”)

Vesting Schedule:	Your Units and Options will be subject to vesting on the third anniversary of the Grant Date.
Settlement:
Your Awards of Units will be settled in Shares, the number of which will depend on whether the terms and conditions described in the Award Agreement, the Summary of Performance Objectives, this Notice of Grant, and the Plan are satisfied. Payment for Shares purchased upon the exercise of Options may be made in cash, by tendering previously acquired Shares, by cashless exercise (including by withholding Shares deliverable upon exercise or through a broker-assisted arrangement to the extent permitted by applicable law), or by a combination of these methods.

This Notice of Grant, the Award Agreement and the Summary of Performance Objectives describe your Awards and the terms and conditions of your Awards. To ensure you fully understand these terms and conditions, you should:

•	Read the Plans carefully to ensure you understand how the Plans works; and

•	Read this Notice of Grant and the corresponding Award Agreements and Summary of Performance Objectives carefully to ensure you understand the nature of your Awards and what you must do to earn them.
You may contact Katie Pickle, Global Total Rewards Senior Manager, by telephone ((713) 705-0428) or email (Katie.Pickle@aschulman.com) if you have any questions about your Awards or the Award Agreements.

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1 Determined by (i) multiplying $[______] (the target dollar amount used to determine your total Awards for fiscal year 2018) by .25, and (ii) dividing the result in (i) by $37.16, the average reported closing price of a Share during the 30-day period ending on the last trading day prior to the Grant Date. The resulting number of Units were rounded to the nearest multiple of 10.
2 Determined by multiplying the number of Restricted Stock Units determined in note 1 times 2.
3 Determined by multiplying the number of Restricted Stock Units determined in note 1 times 2.